Exhibit 99.1

MSCI Reports Financial Results for Fourth Quarter and Full-Year 2017

NEW YORK--(BUSINESS WIRE)--February 1, 2018--MSCI Inc. (NYSE:MSCI), a leading provider of indexes and portfolio construction and risk management tools and services for global investors, today announced results for the three months ended December 31, 2017 (“fourth quarter 2017”) and full-year ended December 31, 2017 (“full-year 2017”).

Financial and Operational Highlights for Fourth Quarter 2017 and Full-Year 2017
(Notes: Percentage and other changes refer to fourth quarter 2016 or full-year 2016 unless otherwise noted. References to “ex-FX” reflect amounts that have been adjusted for the impact from foreign currency exchange rate fluctuations.)

  Record quarterly and full-year recurring sales, up 22.2% and 13.4%, respectively; Analytics recurring sales up 35.5% for fourth quarter 2017 and 16.1% for full-year 2017.
  14.3% increase in operating revenues to $334.8 million for fourth quarter 2017.
  21.8% increase in Index revenues driven by a 40.7% increase in asset-based fees and an 11.6% increase in recurring subscription revenues for fourth quarter 2017.
  Fourth quarter 2017 diluted EPS was down 4.1% and full-year diluted EPS was up 22.6%, with both including a net charge of $34.5 million related to the enactment of Tax Reform.
  Adjusted EPS increased 42.0% and 31.4% in fourth quarter 2017 and full-year 2017, respectively, on strong operating results.
  Record quarter-end AUM of $744.3 billion in ETFs linked to MSCI indexes, up 54.6% compared to a year ago. AUM of $807.2 billion as of January 30, 2018.
  17.4% increase in total Run Rate to $1,365.7 million for fourth quarter 2017 driven by a 46.0% increase in asset-based fees Run Rate and a 10.8% increase in subscription Run Rate. Analytics Run Rate growth of 8.4%.
  Continued strong retention – full‐year 2017 Aggregate Retention Rate of approximately 93.8%.
	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands, except per share data	2017	2016	2017	Change	2017	2016	Change
Operating revenues	$334,779	$292,812	$322,097	14.3%	$1,274,172	$1,150,669	10.7%
Operating income	$153,955	$126,012	$148,663	22.2%	$579,188	$488,104	18.7%
Operating margin %	46.0%	43.0%	46.2%		45.5%	42.4%

Net income	$64,602	$68,250	$85,153	(5.3%)	$303,972	$260,855	16.5%

Diluted EPS	$0.70	$0.73	$0.93	(4.1%)	$3.31	$2.70	22.6%
Adjusted EPS	$1.15	$0.81	$1.00	42.0%	$3.98	$3.03	31.4%

Adjusted EBITDA	$173,633	$146,957	$168,602	18.2%	$659,175	$569,457	15.8%
Adjusted EBITDA margin %	51.9%	50.2%	52.3%		51.7%	49.5%

“The tremendous financial and operating successes achieved in 2017 highlight the increasingly important role of MSCI as a strategic partner to our clients and, more broadly, within the global investment community. The exceptional growth in AUM of ETFs linked to our indexes, record level of new sales, strong financial results and increasing levels of attention that we are receiving across areas like global investing, multi-asset class risk management, ESG and Factor investing highlight the growing power of the integrated MSCI franchise. We are increasingly gaining unique insights into emerging trends and developing industry needs through providing mission critical tools to the investment community. This has helped us deliver truly innovative content, applications and services. Clients increasingly want seamless access to the full range of tools and knowledge provided across the firm and we are extremely excited by the opportunities we see to meet this demand in 2018 and beyond,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

Fourth Quarter and Full-Year 2017 Consolidated Results

Revenues: Operating revenues for fourth quarter 2017 increased $42.0 million, or 14.3%, to $334.8 million, compared to $292.8 million for the three months ended December 31, 2016 (“fourth quarter 2016”). The $42.0 million increase in revenues was driven by a $22.7 million, or 40.7%, increase in asset-based fees (driven primarily by higher revenue from ETFs linked to MSCI indexes) and a $20.0 million, or 8.7%, increase in recurring subscriptions (driven primarily by an $11.6 million, or 11.6%, increase in Index recurring subscriptions).

For full-year 2017, operating revenues increased $123.5 million, or 10.7%, to $1,274.2 million, compared to $1,150.7 million for the full-year ended December 31, 2016 (“full-year 2016”). The $123.5 million increase was driven by a $65.9 million, or 31.3%, increase in asset-based fees and a $59.4 million, or 6.5%, increase in recurring subscriptions, partially offset by a $1.7 million, or 6.4%, decrease in non-recurring revenues. Operating revenues ex-FX increased 11.1% for full-year 2017.

Run Rate: Total Run Rate at December 31, 2017 grew by $202.4 million, or 17.4%, to $1,365.7 million, compared to December 31, 2016. The $202.4 million increase was driven by a $102.6 million, or 10.8%, increase in subscription Run Rate to $1,048.9 million, and a $99.8 million, or 46.0%, increase in asset-based fees Run Rate to $316.8 million. Subscription Run Rate ex-FX increased 9.5% in fourth quarter 2017.

Expenses: Total operating expenses for fourth quarter 2017 increased $14.0 million, or 8.4%, to $180.8 million compared to fourth quarter 2016, driven by a $13.4 million, or 13.2%, increase in compensation and benefits expenses, primarily related to $6.9 million of higher severance costs associated with certain efficiency initiatives that mainly impacted the Analytics segment, and higher salaries and benefits, as well as a $1.9 million, or 4.3%, increase in non-compensation expenses, primarily reflecting an increase in marketing expenses. Adjusted EBITDA expenses for fourth quarter 2017 increased $15.3 million, or 10.5%, to $161.1 million compared to fourth quarter 2016. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for fourth quarter 2017 increased 6.7% and 8.6%, respectively, compared to fourth quarter 2016.

For full-year 2017, total operating expenses increased $32.4 million, or 4.9%, to $695.0 million. Adjusted EBITDA expenses increased $33.8 million, or 5.8%, to $615.0 million compared to full-year 2016. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for full-year 2017 increased 5.1% and 6.0%, respectively, compared to full-year 2016.

Headcount: As of December 31, 2017, there were 3,038 employees, up 6.1% from 2,862 as of December 31, 2016, and down slightly from 3,047 as of September 30, 2017, reflecting net reductions in fourth quarter 2017, primarily associated with certain efficiency initiatives. The 6.1% year-over-year increase in employees was primarily driven by increased headcount in areas related to data and content services, technology and research. As of December 31, 2017, a total of 41.0% and 59.0% of employees were located in developed market and emerging market centers, respectively, compared to 43.8% in developed market centers and 56.2% in emerging market centers as of December 31, 2016.

Amortization and Depreciation Expenses: Amortization and depreciation expenses decreased by $1.3 million, or 6.0%, for fourth quarter 2017, compared to fourth quarter 2016, primarily as a result of a $1.3 million, or 14.1%, decrease in depreciation expense reflecting certain data center assets becoming fully depreciated. Amortization expense was essentially flat in the quarter, reflecting higher amortization on internal capitalized software projects of $1.7 million, largely offset by lower amortization of $1.6 million on acquired intangibles as a result of certain assets becoming fully amortized. For full-year 2017 amortization and depreciation expenses decreased by $1.4 million, or 1.7%, compared to full-year 2016.

Other Expense (Income), Net: Other expense (income), net decreased $1.9 million, or 6.6%, for fourth quarter 2017, compared to fourth quarter 2016, as a result of higher interest income associated with higher cash balances. For full-year 2017, other expense (income), net increased $10.1 million, or 9.9%, compared to full-year 2016, primarily driven by higher interest expense resulting from the August 2016 private offering of $500.0 million aggregate principal amount of 4.75% senior notes due 2026. Full-year 2016 results also included a $3.7 million charge for estimated losses associated with miscellaneous transactions.

Tax Rate: Income tax expense was $62.4 million and $162.9 million for fourth quarter 2017 and full-year 2017, respectively, and included a net charge of $34.5 million related to the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”). Tax Reform significantly revises the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing a territorial tax system and imposing a one-time tax on accumulated earnings of foreign subsidiaries. The net charge of $34.5 million primarily included an estimated tax charge of $47.5 million on the deemed repatriated earnings of foreign subsidiaries and an estimated tax charge of $16.0 million related to a change in assertion that those profits were permanently reinvested overseas as of December 31, 2017, partially offset by an estimated tax benefit of $29.0 million related to the revaluation of deferred taxes at the now lower statutory corporate rate. The recorded net charge for Tax Reform is a provisional amount that reflects our reasonable estimate at this time, and is subject to adjustment during a measurement period not to exceed one year from enactment in accordance with guidance from the Securities and Exchange Commission.

The effective tax rate was 49.1% and 34.9% for fourth quarter 2017 and full-year 2017, respectively, of which 27.2 percentage points and 7.4 percentage points, respectively, related to Tax Reform. Excluding the impact of Tax Reform, the fourth quarter 2017 adjusted tax rate was 21.9%, a decrease compared to 29.7% for fourth quarter 2016. Excluding the impact of Tax Reform, the full-year 2017 adjusted tax rate was 27.5%, a decrease compared to 32.4% for full-year 2016. The decline in fourth quarter 2017 and full-year 2017 adjusted tax rates primarily reflect the ongoing efforts to better align our tax profile with our global operating footprint, as well as the impact of stock-based compensation excess tax benefits (the “windfall benefit”) resulting from the adoption of new accounting guidance. The positive impact of the windfall benefit totaled $0.9 million for fourth quarter 2017 and $5.7 million for full-year 2017. In addition, fourth quarter 2017 included the impact of various favorable discrete items.

The net tax charge of $34.5 million for Tax Reform was excluded from Adjusted Net Income and Adjusted EPS as it is considered a significant, non-recurring charge. We expect that any future charges related to Tax Reform resulting from interpretations related thereto, and further guidance from regulatory agencies will continue to be excluded from Adjusted Net Income and Adjusted EPS.

Net Income: Net income declined 5.3% to $64.6 million, from $68.3 million in fourth quarter 2016. For full-year 2017, net income increased 16.5% to $304.0 million, compared to $260.9 million for full-year 2016.

Adjusted EBITDA: Adjusted EBITDA was $173.6 million in fourth quarter 2017, up $26.7 million, or 18.2%, from fourth quarter 2016. Adjusted EBITDA margin in fourth quarter 2017 was 51.9%, compared to 50.2% in fourth quarter 2016. For full-year 2017, adjusted EBITDA was $659.2 million, up 15.8% from full-year 2016, and adjusted EBITDA margin was 51.7% for full-year 2017, compared to 49.5% for full-year 2016.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of December 31, 2017 was $889.5 million, of which $503.0 million was held outside of the United States. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes. As a result of Tax Reform, MSCI can now more efficiently access a significant portion of its cash held outside of the United States in the short-term without being subject to United States income taxes. Some portion of the cash held outside the United States may be subject to certain withholding taxes in local jurisdictions and other distribution restrictions. In addition, the estimated $47.5 million one-time tax on accumulated earnings of foreign subsidiaries will be paid out of existing or future available cash balances over eight years, with the first payment of approximately $4.0 million being due in March 2018. In connection with the estimated tax charge of $16.0 million on previously permanently reinvested overseas earnings, tax payments due to local jurisdictions will be due when cash is brought back to the United States.

Total outstanding debt as of December 31, 2017 was $2,100.0 million, which excludes deferred financing fees of $21.9 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,210.5 million at December 31, 2017. The total debt to operating income ratio (based on trailing twelve months operating income) was 3.6x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.2x.

Cash Flow & Capex: Net cash provided by operating activities increased to $143.2 million in fourth quarter 2017, compared to $138.9 million in fourth quarter 2016 due to higher cash collections, partially offset by higher payments for operating expenses. Capex for fourth quarter 2017 was $20.6 million, compared to $10.5 million in fourth quarter 2016. Free cash flow decreased to $122.6 million in fourth quarter 2017, compared to $128.3 million in fourth quarter 2016 due to higher Capex, partially offset by higher net cash provided by operating activities.

Net cash provided by operating activities was $404.2 million for full-year 2017, compared to $442.4 million for full-year 2016. Capex for full-year 2017 was $48.8 million, compared to $42.6 million for full-year 2016. Free cash flow was $355.3 million for full-year 2017, compared to $399.7 million for full-year 2016. The decrease in both net cash provided by operating activities and free cash flow for full-year 2017 compared to full-year 2016 was driven by higher payments for operating expenses, income taxes, including the impact of refunds received in fourth quarter 2016, and interest, partially offset by higher cash collections. Accounts receivable as of December 31, 2017 increased $106.1 million or 47.9% from a year ago to $327.6 million, primarily reflecting delays due to changes to our international billing practices associated with re-aligning our tax profile with our global operating footprint, a lengthening of client payment process approval cycles and higher accruals of asset-based fees related to the growth in AUM.

Share Count & Capital Return: The weighted average diluted shares outstanding in fourth quarter 2017 declined 1.5% to 92.5 million, compared to 93.8 million in fourth quarter 2016. The lower share count, which was driven by buybacks under the share repurchase program and partially offset by increased dilution from employee stock unit awards for which the ultimate payout is tied to a total shareholder return measure, increased diluted and adjusted earnings per share by $0.01 and $0.02, respectively, in fourth quarter 2017, compared to fourth quarter 2016. In fourth quarter 2017, MSCI repurchased a negligible number of its shares on the open market. A total of $0.7 billion remains on the outstanding share repurchase authorization as of January 26, 2018. Total shares outstanding as of December 31, 2017 was 90.1 million.

On January 30, 2018, the Board of Directors of MSCI declared a cash dividend of $0.38 per share for first quarter 2018. The first quarter 2018 dividend is payable on March 15, 2018 to shareholders of record as of the close of trading on February 16, 2018.

Table 1: Fourth Quarter 2017 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q4'17	$193,774	$142,631	73.6%	$117,510	$31,060	26.4%	$23,495	$(58)	(0.2%)
Q4'16	$159,070	$113,161	71.1%	$114,406	$33,344	29.1%	$19,336	$452	2.3%
Q3'17	$184,594	$134,299	72.8%	$114,972	$33,013	28.7%	$22,531	$1,290	5.7%
YoY % change	21.8%	26.0%		2.7%	(6.8%)		21.5%	(112.8%)

FY 2017	$718,959	$522,043	72.6%	$458,269	$125,349	27.4%	$96,944	$11,783	12.2%
FY 2016	$613,551	$431,478	70.3%	$448,353	$128,507	28.7%	$88,765	$9,472	10.7%
YoY % change	17.2%	21.0%		2.2%	(2.5%)		9.2%	24.4%

Index Segment: Operating revenues for fourth quarter 2017 increased $34.7 million, or 21.8%, to $193.8 million, compared to $159.1 million for fourth quarter 2016. The $34.7 million increase was driven by a $22.7 million, or 40.7%, increase in asset-based fees, an $11.6 million, or 11.6%, increase in recurring subscriptions and a $0.4 million, or 12.5%, increase in non-recurring revenues.

The $22.7 million increase in asset-based fees was driven by strong growth across all types of index-linked investment products. A $17.1 million, or 46.1%, increase in revenue from ETFs linked to MSCI indexes was driven by a 51.2% increase in average AUM, partially offset by the impact of a change in product mix. A $4.5 million, or 28.3%, increase in revenue from non-ETF passive products was driven by higher AUM and an increased contribution from higher fee products. In addition, revenues from exchange traded futures and options contracts based on MSCI indexes grew $1.1 million, or 41.4%, driven by a strong increase in total trading volumes and a more favorable product mix.

The $11.6 million increase in recurring subscriptions was driven by strong growth in core products, growth in new products, including factor and ESG indexes, as well as growth in custom index products. The adjusted EBITDA margin for Index was 73.6% for fourth quarter 2017, compared to 71.1% for fourth quarter 2016.

Operating revenues for full-year 2017 increased $105.4 million, or 17.2%, to $719.0 million, compared to $613.6 million for full-year 2016. The $105.4 million increase was driven by a $65.9 million, or 31.3%, increase in asset-based fees, a $37.9 million, or 9.7%, increase in recurring subscriptions, and a $1.6 million, or 11.5%, increase in non-recurring revenues. The adjusted EBITDA margin for Index was 72.6% for full-year 2017, compared to 70.3% for full-year 2016.

Index Run Rate at December 31, 2017 grew by $144.1 million, or 23.1%, to $767.9 million, compared to December 31, 2016. The $144.1 million increase was driven by a $99.8 million, or 46.0%, increase in asset-based fees Run Rate, and a $44.3 million, or 10.9%, increase in recurring subscriptions Run Rate. The 10.9% increase in Index recurring subscriptions Run Rate was driven by strong growth in core products, growth in new products, including factor and ESG indexes, as well as growth in custom index products.

Analytics Segment: Operating revenues for fourth quarter 2017 increased $3.1 million, or 2.7%, to $117.5 million, compared to $114.4 million for fourth quarter 2016. The increase was driven by both Equity and Multi-Asset Class Analytics products and strength within Asset Manager, Asset Owner and Banking and Trading client segments. The growth in revenues typically lags the growth in net sales, reflecting differences in the timing of revenue recognition as compared to the recognition of sales in Run Rate. Revenues are recognized when a customer begins using our products and services, which typically follows an onboarding or implementation period, and sales are immediately recognized in Run Rate upon execution of the sales contract. In recent quarters, onboarding and/or implementation periods for some Analytics products and services have increased, reflecting the growing complexity of clients’ needs and resulting in a longer lag on average between the recognition of sales in Run Rate and the corresponding revenue recognition.

The adjusted EBITDA margin for Analytics was 26.4% for fourth quarter 2017, compared to 29.1% for fourth quarter 2016, primarily due to elevated severance expenses associated with certain efficiency initiatives, as well as investments in new products.

Operating revenues for full-year 2017 increased $9.9 million, or 2.2%, to $458.3 million, compared to $448.4 million for full-year 2016. Analytics operating revenues ex-FX for full-year 2017 increased 2.9%. The adjusted EBITDA margin for Analytics was 27.4% for full-year 2017, compared to 28.7% for full-year 2016, with the decline primarily driven by investments in products and capabilities and elevated severance expenses associated with certain efficiency initiatives.

Analytics Run Rate at December 31, 2017 grew by $37.9 million, or 8.4%, to $489.5 million, compared to December 31, 2016, primarily driven by growth in both Multi-Asset Class and Equity Analytics products. Analytics Run Rate ex-FX increased 6.8% compared to December 31, 2016.

All Other Segment: Operating revenues for fourth quarter 2017 increased $4.2 million, or 21.5%, to $23.5 million, compared to $19.3 million for fourth quarter 2016. The increase in All Other revenues was driven by a $2.9 million, or 24.2%, increase in ESG revenues to $14.7 million, and a $1.3 million, or 17.3%, increase in Real Estate revenues to $8.8 million. The increase in ESG revenues was driven by higher ESG Ratings product revenues, which is benefiting from increased investments. The increase in Real Estate revenues was primarily driven by an increase in Market Information and Portfolio Analysis Service product revenues. Fourth quarter 2017 Real Estate revenues ex-FX increased 11.7% and All Other operating revenues ex-FX increased 19.3%. The adjusted EBITDA margin for All Other was negative 0.2% for fourth quarter 2017, compared to positive 2.3% for fourth quarter 2016, as a result of increased compensation and benefits expenses related to organizational changes within Real Estate, continued investments into ESG and the impact of foreign currency exchange rate fluctuations.

Operating revenues for full-year 2017 increased $8.2 million, or 9.2%, to $96.9 million, compared to $88.8 million for full-year 2016. The increase in All Other revenues was driven by a $9.8 million, or 21.8%, increase in ESG revenues to $54.8 million, partially offset by a $1.6 million, or 3.8%, decrease in Real Estate revenues to $42.1 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, full-year 2017 revenues for Real Estate would have increased 0.3% and All Other operating revenues would have increased 11.3%. The adjusted EBITDA margin for All Other was 12.2% for full-year 2017, compared to 10.7% for full-year 2016.

All Other Run Rate at December 31, 2017 grew by $20.3 million, or 23.1%, to $108.4 million, compared to December 31, 2016. The $20.3 million increase was primarily driven by a $15.5 million, or 31.5%, increase in ESG Run Rate to $64.6 million, and a $4.9 million, or 12.5%, increase in Real Estate Run Rate to $43.8 million. The increase in ESG Run Rate was primarily driven by growth in ESG Ratings products. The increase in Real Estate Run Rate was primarily driven by growth in Market Information and Portfolio Analysis Service products. ESG Run Rate ex-FX increased 27.3%, Real Estate Run Rate ex-FX increased 3.8% and All Other Run Rate ex-FX increased 16.9%, each compared to December 31, 2016.

Full-Year 2018 Guidance

MSCI’s guidance for full-year 2018 is as follows:

  Total operating expenses are expected to be in the range of $725 million to $750 million.
  Adjusted EBITDA expenses are expected to be in the range of $645 million to $665 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $116 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is expected to be in the range of $490 million to $540 million and $440 million to $500 million, respectively.
  The effective tax rate is expected to be in the range of 21% to 24%. This full-year effective tax rate range includes an expected windfall tax benefit related to stock-based compensation of approximately $7 million that we primarily expect to receive in the first quarter of 2018. Further information is expected to be released that may impact the Company’s current interpretation and application of Tax Reform, which may result in a change to our full-year guidance in subsequent periods.

New Revenue Standard Effective January 1, 2018

Effective January 1, 2018, MSCI adopted the new revenue standard using the modified retrospective transition method. This will result in a cumulative adjustment to retained earnings on January 1, 2018 and the application of the provisions of the new standard prospectively. The cumulative after-tax adjustment to retained earnings is expected to be between $15 million and $20 million, reflecting future period revenue from existing contracts under the old revenue standard that would have been recognized in prior periods under the new revenue standard.

Compared to the revenue recognition method used prior to 2018, the new revenue standard will result in more revenue being recognized up-front or earlier in the life of new contracts for certain products and services, including fees related to the licensing of desktop applications, implementation and set-up services and multi-year deals. The lost future period revenue from existing contracts as a result of the cumulative adjustment to retained earnings is expected to be largely offset by the acceleration of revenue from certain new contracts. As a result, the overall impact of adopting the new revenue standard is not expected to have a material impact on MSCI’s consolidated financial statements or the annual trend of revenue. It is possible that some increased quarterly revenue variability may exist by segment depending on the timing of deal closings and renewals. There are no changes to how we calculate our operating metrics.

Conference Call Information

MSCI's senior management will review fourth quarter 2017 and full-year 2017 results on Thursday, February 1, 2018 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This earnings release and the related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through February 4, 2018, the recording will also be available by dialing 1-800-585-8367 passcode: 4894633 within the United States or 1-404-537-3406 passcode: 4894633 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 99 of the top 100 largest money managers, according to the most recent P&I ranking.

Total assets benchmarked to MSCI equity indexes is now over $12.4 trillion globally as of September 30, 2017.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2018 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on February 24, 2017 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC (herein, referred to as “Public Filings”). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described elsewhere in our Public Filings. For any Client Contract where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes, and for other non-ETF products, the most recent client reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

Organic subscription Run Rate or revenue growth is defined as the period over period Run Rate or revenue growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the end of period currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate or revenue.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 13 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of Tax Reform adjustments and, at times, certain other transactions or adjustments. For periods prior to first quarter 2017, the amortization associated with capitalized software development costs was included as an adjustment to adjusted net income and adjusted EPS as it was not material.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands, except per share data	2017	2016	2017	Change	2017	2016	Change
Operating revenues	$334,779	$292,812	$322,097	14.3%	$1,274,172	$1,150,669	10.7%
Operating expenses:
Cost of revenues	69,306	63,819	68,491	8.6%	273,913	252,107	8.6%
Selling and marketing	47,771	41,609	44,918	14.8%	177,297	166,666	6.4%
Research and development	20,721	18,960	17,983	9.3%	75,884	75,204	0.9%
General and administrative	23,348	21,467	22,103	8.8%	87,903	87,235	0.8%
Amortization of intangible assets	11,560	11,498	10,614	0.5%	44,547	47,033	(5.3%)
Depreciation and amortization of property, equipment and leasehold improvements	8,118	9,447	9,325	(14.1%)	35,440	34,320	3.3%
Total operating expenses(1)	180,824	166,800	173,434	8.4%	694,984	662,565	4.9%

Operating income	153,955	126,012	148,663	22.2%	579,188	488,104	18.7%

Interest income	(2,237)	(901)	(1,835)	148.3%	(6,314)	(2,906)	117.3%
Interest expense	29,027	29,039	29,020	(0.0%)	116,098	101,651	14.2%
Other expense (income)	205	779	675	(73.7%)	2,505	3,421	(26.8%)
Other expenses (income), net	26,995	28,917	27,860	(6.6%)	112,289	102,166	9.9%

Income before provision for income taxes	126,960	97,095	120,803	30.8%	466,899	385,938	21.0%

Provision for income taxes	62,358	28,845	35,650	116.2%	162,927	125,083	30.3%
Net income	$64,602	$68,250	$85,153	(5.3%)	$303,972	$260,855	16.5%

Earnings per basic common share	$0.72	$0.73	$0.94	(1.4%)	$3.36	$2.72	23.5%

Earnings per diluted common share	$0.70	$0.73	$0.93	(4.1%)	$3.31	$2.70	22.6%

Weighted average shares outstanding used
in computing earnings per share:

Basic	90,130	93,327	90,112	(3.4%)	90,336	95,986	(5.9%)
Diluted	92,467	93,845	91,868	(1.5%)	91,914	96,540	(4.8%)

(1) Includes stock-based compensation expense of $9.3 million, $8.5 million and $9.4 million for the three months ended Dec. 31, 2017, Dec. 31, 2016 and Sep. 30, 2017, respectively. Includes stock-based compensation expense of $37.9 million and $32.5 million for the years ended Dec. 31, 2017 and Dec. 31, 2016, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Dec. 31,	Dec. 31,	Sep. 30,
In thousands	2017	2016	2017
Cash and cash equivalents	$889,502	$791,834	$799,015
Accounts receivable, net of allowances	$327,597	$221,504	$309,196

Deferred revenue	$374,365	$334,358	$374,730
Long-term debt(1)	$2,078,093	$2,075,201	$2,077,370

(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Dec. 31, 2017, Dec. 31, 2016 and Sep. 30, 2017 was $2.1 billion.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2017	2016(1)	2017	Change	2017	2016(1)	Change
Net cash provided by operating activities	$143,153	$138,853	$101,773	3.1%	$404,158	$442,363	(8.6%)
Net cash used in investing activities	(20,600)	(10,535)	(11,553)	95.5%	(48,046)	(42,031)	14.3%
Net cash used in financing activities	(33,668)	(301,141)	(43,251)	(88.8%)	(267,543)	(372,899)	(28.3%)
Effect of exchange rate changes	1,602	(9,405)	1,465	(117.0%)	9,099	(13,305)	(168.4%)
Net increase (decrease) in cash and cash equivalents	$90,487	$(182,228)	$48,434	(149.7%)	$97,668	$14,128	591.3%

(1) Excess tax benefits related to share-based compensation are now included in operating cash flows rather than financing cash flows in accordance with the adoption of recent accounting guidance. This change has been applied retrospectively and resulted in increases of $1.1 million and $7.6 million in net cash provided by operating activities with a matching decrease in net cash used in financing activities in the same period for fourth quarter 2016 and full-year 2016, respectively.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$111,503	$99,939	$107,963	11.6%	$427,289	$389,348	9.7%
Asset-based fees	78,493	55,774	72,861	40.7%	276,092	210,229	31.3%
Non-recurring	3,778	3,357	3,770	12.5%	15,578	13,974	11.5%
Total operating revenues	193,774	159,070	184,594	21.8%	718,959	613,551	17.2%
Adjusted EBITDA expenses	51,143	45,909	50,295	11.4%	196,916	182,073	8.2%
Adjusted EBITDA	$142,631	$113,161	$134,299	26.0%	$522,043	$431,478	21.0%
Adjusted EBITDA margin %	73.6%	71.1%	72.8%		72.6%	70.3%

Analytics	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$115,349	$111,228	$113,574	3.7%	$452,253	$439,864	2.8%
Non-recurring	2,161	3,178	1,398	(32.0%)	6,016	8,489	(29.1%)
Total operating revenues	117,510	114,406	114,972	2.7%	458,269	448,353	2.2%
Adjusted EBITDA expenses	86,450	81,062	81,959	6.6%	332,920	319,846	4.1%
Adjusted EBITDA	$31,060	$33,344	$33,013	(6.8%)	$125,349	$128,507	(2.5%)
Adjusted EBITDA margin %	26.4%	29.1%	28.7%		27.4%	28.7%

All Other	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$22,225	$17,924	$21,865	24.0%	$93,481	$84,457	10.7%
Non-recurring	1,270	1,412	666	(10.1%)	3,463	4,308	(19.6%)
Total operating revenues	23,495	19,336	22,531	21.5%	96,944	88,765	9.2%
Adjusted EBITDA expenses	23,553	18,884	21,241	24.7%	85,161	79,293	7.4%
Adjusted EBITDA	$(58)	$452	$1,290	(112.8%)	$11,783	$9,472	24.4%
Adjusted EBITDA margin %	(0.2%)	2.3%	5.7%		12.2%	10.7%

Consolidated	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2017	Change	2017	2016	Change
Operating revenues:
Recurring subscriptions	$249,077	$229,091	$243,402	8.7%	$973,023	$913,669	6.5%
Asset-based fees	78,493	55,774	72,861	40.7%	276,092	210,229	31.3%
Non-recurring	7,209	7,947	5,834	(9.3%)	25,057	26,771	(6.4%)
Operating revenues total	334,779	292,812	322,097	14.3%	1,274,172	1,150,669	10.7%
Adjusted EBITDA expenses	161,146	145,855	153,495	10.5%	614,997	581,212	5.8%
Adjusted EBITDA	$173,633	$146,957	$168,602	18.2%	$659,175	$569,457	15.8%
Adjusted EBITDA margin %	51.9%	50.2%	52.3%		51.7%	49.5%
Operating margin %	46.0%	43.0%	46.2%		45.5%	42.4%

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Year Ended
	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2017	2017	2017	2017	2016	2017	2016
Index
New recurring subscription sales	$17,980	$15,499	$13,636	$14,193	$17,220	$61,308	$55,279
Subscription cancellations	(6,180)	(4,605)	(3,045)	(3,165)	(6,071)	(16,995)	(17,417)
Net new recurring subscription sales	$11,800	$10,894	$10,591	$11,028	$11,149	$44,313	$37,862
Non-recurring sales	$3,677	$3,704	$4,555	$4,374	$3,461	$16,310	$17,850
Total gross sales(1)	$21,657	$19,203	$18,191	$18,567	$20,681	$77,618	$73,129
Total Index net sales	$15,477	$14,598	$15,146	$15,402	$14,610	$60,623	$55,712

Index Aggregate Retention Rate(2)	93.9%	95.5%	97.0%	96.9%	93.4%	95.8%	95.3%

Analytics
New recurring subscription sales	$25,217	$15,036	$12,050	$11,874	$18,617	$64,177	$55,255
Subscription cancellations	(11,679)	(7,444)	(6,940)	(7,611)	(13,749)	(33,674)	(39,205)
Net new recurring subscription sales	$13,538	$7,592	$5,110	$4,263	$4,868	$30,503	$16,050
Non-recurring sales	$3,742	$2,792	$1,609	$2,163	$3,215	$10,306	$8,830
Total gross sales(1)	$28,959	$17,828	$13,659	$14,037	$21,832	$74,483	$64,085
Total Analytics net sales	$17,280	$10,384	$6,719	$6,426	$8,083	$40,809	$24,880

Analytics Aggregate Retention Rate(2)	89.7%	93.4%	93.9%	93.3%	87.4%	92.5%	91.0%

All Other
New recurring subscription sales	$8,391	$4,576	$5,456	$4,121	$6,364	$22,544	$19,978
Subscription cancellations	(1,954)	(2,050)	(2,030)	(1,683)	(2,526)	(7,717)	(8,288)
Net new recurring subscription sales	$6,437	$2,526	$3,426	$2,438	$3,838	$14,827	$11,690
Non-recurring sales	$1,479	$829	$958	$609	$1,139	$3,875	$4,247
Total gross sales(1)	$9,870	$5,405	$6,414	$4,730	$7,503	$26,419	$24,225
Total All Other net sales	$7,916	$3,355	$4,384	$3,047	$4,977	$18,702	$15,937

All Other Aggregate Retention Rate(2)	91.1%	90.7%	90.8%	92.4%	87.8%	91.2%	90.0%

Consolidated
New recurring subscription sales	$51,588	$35,111	$31,142	$30,188	$42,201	$148,029	$130,512
Subscription cancellations	(19,813)	(14,099)	(12,015)	(12,459)	(22,346)	(58,386)	(64,910)
Net new recurring subscription sales	$31,775	$21,012	$19,127	$17,729	$19,855	$89,643	$65,602
Non-recurring sales	$8,898	$7,325	$7,122	$7,146	$7,815	$30,491	$30,927
Total gross sales(1)	$60,486	$42,436	$38,264	$37,334	$50,016	$178,520	$161,439
Total net sales	$40,673	$28,337	$26,249	$24,875	$27,670	$120,134	$96,529

Total Aggregate Retention Rate(2)	91.6%	94.0%	94.9%	94.7%	89.9%	93.8%	92.7%

(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.
(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)

	Three Months Ended					Year Ended
	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In billions	2017	2017	2017	2017	2016	2017	2016
Beginning Period AUM in ETFs linked to MSCI Indexes	$674.3	$624.3	$555.7	$481.4	$474.9	$481.4	$433.4
Market Appreciation/(Depreciation)	32.0	32.2	23.6	35.8	(8.7)	123.6	10.8
Cash Inflows	38.0	17.8	45.0	38.5	15.2	139.3	37.2
Period-End AUM in ETFs linked to MSCI Indexes	$744.3	$674.3	$624.3	$555.7	$481.4	$744.3	$481.4

Period Average AUM in ETFs linked to MSCI Indexes	$712.3	$654.4	$595.0	$524.1	$471.1	$621.4	$446.4

Avg. Basis Point Fee(3)	3.04	3.05	3.07	3.08	3.10	3.04	3.10
Source: Bloomberg and MSCI
(1) ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2) The AUM in ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.
(3) Based on period-end Run Rate for ETFs linked to MSCI Indexes using period-end AUM.
AUM: Assets under management.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %
In thousands	2017	2016	2017	Change
Index
Recurring subscriptions	$451,048	$406,729	$439,251	10.9%
Asset-based fees	316,812	216,982	289,812	46.0%
Index Run Rate	767,860	623,711	729,063	23.1%

Analytics Run Rate	489,451	451,533	474,721	8.4%

All Other Run Rate	108,413	88,074	101,253	23.1%

Total Run Rate	$1,365,724	$1,163,318	$1,305,037	17.4%

Total recurring subscriptions	$1,048,912	$946,336	$1,015,225	10.8%
Total asset-based fees	316,812	216,982	289,812	46.0%
Total Run Rate	$1,365,724	$1,163,318	$1,305,037	17.4%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands	2017	2016	2017	2017	2016
Index adjusted EBITDA	$142,631	$113,161	$134,299	$522,043	$431,478
Analytics adjusted EBITDA	31,060	33,344	33,013	125,349	128,507
All Other adjusted EBITDA	(58)	452	1,290	11,783	9,472
Consolidated adjusted EBITDA	173,633	146,957	168,602	659,175	569,457
Amortization of intangible assets	11,560	11,498	10,614	44,547	47,033
Depreciation and amortization of property,
equipment and leasehold improvements	8,118	9,447	9,325	35,440	34,320
Operating income	153,955	126,012	148,663	579,188	488,104
Other expense (income), net	26,995	28,917	27,860	112,289	102,166
Provision for income taxes	62,358	28,845	35,650	162,927	125,083
Net income	$64,602	$68,250	$85,153	$303,972	$260,855

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands, except per share data	2017	2016	2017	2017	2016
Net income	$64,602	$68,250	$85,153	$303,972	$260,855
Plus: Amortization of acquired intangible assets	9,238	11,498	9,270	39,157	47,033
Less: Gain on sale of investment	—	—	—	(771)	—
Plus: Tax Reform adjustments	34,500	—	—	34,500	—
Less: Income tax effect	(1,922)	(3,403)	(2,732)	(10,772)	(15,243)
Adjusted net income	$106,418	$76,345	$91,691	$366,086	$292,645

Diluted EPS	$0.70	$0.73	$0.93	$3.31	$2.70
Plus: Amortization of acquired intangible assets	0.10	0.12	0.10	0.43	0.49
Less: Gain on sale of investment	—	—	—	(0.01)	—
Plus: Tax Reform adjustments	0.37	—	—	0.38	—
Less: Income tax effect	(0.02)	(0.04)	(0.03)	(0.13)	(0.16)
Adjusted EPS	$1.15	$0.81	$1.00	$3.98	$3.03

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	2018
In thousands	2017	2016	2017	2017	2016	Outlook(1)
Index adjusted EBITDA expenses	$51,143	$45,909	$50,295	$196,916	$182,073
Analytics adjusted EBITDA expenses	86,450	81,062	81,959	332,920	319,846
All Other adjusted EBITDA expenses	23,553	18,884	21,241	85,161	79,293
Consolidated adjusted EBITDA expenses	161,146	145,855	153,495	614,997	581,212	$645,000 - $665,000
Amortization of intangible assets	11,560	11,498	10,614	44,547	47,033
Depreciation and amortization of property,						82,000
equipment and leasehold improvements	8,118	9,447	9,325	35,440	34,320
Total operating expenses	$180,824	$166,800	$173,434	$694,984	$662,565	$725,000 - $750,000

(1) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	2018
In thousands	2017	2016	2017	2017	2016	Outlook(1)
Net cash provided by operating activities	$143,153	$138,853	$101,773	$404,158	$442,363	$490,000 - $540,000
Capital expenditures	(15,736)	(8,140)	(6,390)	(33,177)	(32,284)
Capitalized software development costs	(4,863)	(2,395)	(5,164)	(15,640)	(10,344)
Capex	(20,599)	(10,535)	(11,554)	(48,817)	(42,628)	(50,000 - 40,000)
Free cash flow	$122,554	$128,318	$90,219	$355,341	$399,735	$440,000 - $500,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
	2017	2016	2017	2017	2016
Effective tax rate	49.12%	29.71%	29.51%	34.90%	32.41%
Less: Tax Reform impact on effective tax rate	27.18%	—%	—%	7.39%	—%
Adjusted tax rate	21.94%	29.71%	29.51%	27.51%	32.41%

CONTACT:
MSCI Inc.
Investors
Andrew Wiechmann, +1 212-804-3986
andrew.wiechmann@msci.com
or
Media
Samuel Wang, +1 212-804-5244
samuel.wang@msci.com